May 14, 1999



Securities and Exchange Commission
Washington, D.C.   20549


Ladies and Gentlemen,

         At their regularly scheduled annual meeting held on April 23, 1999, the Shareholders of Elamex, S.A. de C.V. decided, upon recommendation from the audit committee and the full Board of Directors, to change principal accountants from KPMG Peat Marwick to Deloitte and Touche. Since management wanted KPMG to learn of the audit committee's recommendation from us directly rather than by reading about it in the Proxy, we had already informed KPMG on March 24 that the audit committee would be recommending that Deloitte and Touche be auditors for the following year, but that the final decision would be made by the shareholders at their annual meeting, which they would be attending as auditors of the Company for 1998. These facts were duly reported to the Commission on April 30, 1999. Elamex also asked KPMG to send a letter addressed to the Commission in accordance with section 304 of Regulation S-K (the "Section 304 Letter"). That letter, dated May 4 and received by Elamex late in the afternoon on Thursday, May 6, is attached.

         Representatives of Elamex made phone calls to KPMG in order to address factually inaccurate and misleading statements contained in the Section 304 Letter, and to give them an opportunity to correct it. KPMG promised to pass our comments along to their staff in New York and get back with us. We followed up by faxing a letter on Wednesday, May 12 (Monday was a Company holiday), explaining our concerns in depth. On Friday May 14, we received word from KPMG that, after considering our concerns and after consulting among themselves, they would not change the language contained in the Section 304 Letter as we'd received it.

         Please find attached the Section 304 Letter, along with our May 12 response to KPMG outlining the concerns we have with it. We believe both documents to be self explanatory, but in the event that anyone at the Commission has any doubts or concerns, I would be happy to receive a phone call or letter. Until then I remain,

         Very truly yours,


         /s/Carlos D. Martens
         Carlos D. Martens
         Vice President and CFO